Exhibit 10.1

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

The Employment Agreement made and entered into effective October 9, 2006, by and between Perrigo Company, a Michigan corporation (the "Company") and Joseph C. Papa (the "Executive") (the "Agreement") is hereby amended by this Amendment No. 1 effective as of November 12, 2015.
WHEREAS, the Company and the Executive desire to amend the Agreement in order to (i) provide for employer-paid group health continuation coverage to the Executive and his eligible covered dependents following the Executive's involuntary termination from employment without cause or his resignation for good reason, (ii) provide that the non-compete and the non-solicitation provisions of the Agreement shall not apply in the event of the Executive's termination of employment without cause or the Executive's termination of employment as a result of, or in any way related to, a change in control of Perrigo Company plc, and (iii) conform the terms of the Agreement which apply in the event of a change in control of Perrigo Company plc to those of the Company's Change in Control Severance Policy for U.S. Employees, as amended as of November 12, 2015;
NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Executive and the Company agree as follows:
1.            Paragraph 2 of the Agreement ("Employment Term") is amended by adding the following sentences at the end thereof:
Notwithstanding the foregoing, upon a "Change in Control" (as defined below), the Employment Term shall automatically be extended until the second anniversary of the date such Change in Control is consummated.  For purposes of this Agreement, the term "Change in Control" shall have the meaning set forth in the Perrigo Company plc Change in Control Severance Policy for U.S. Employees, as amended as of November 12, 2015.
2.            Section 4 of the Agreement ("Termination") is amended by renumbering current paragraph 4(c) as paragraph 4(c)(i) and adding the following new paragraph 4(c)(ii):
Following a Change in Control, "Cause" means (i) the Executive is convicted of a felony, (ii) a breach of any material duty or obligation imposed upon the Executive by the Company that results in material, demonstrable harm to the Company, or (iii) the Executive divulges the Company's confidential information or breaches or causes the breach of any confidentiality agreement to which the Executive or Company is a party.
3.            Section 4 of the Agreement ("Termination") is amended by restating paragraph 4(g) as follows:

(g) Termination by the Executive for Good Reason. The Executive may terminate his employment with the Company immediately at any time for Good Reason, provided that the Executive gives the Company notice of such Good Reason within a reasonable period (but, except as provided below, in no event more than 30 days) after he has knowledge of the events giving rise to the Good Reason and provided further that the Company or Perrigo Company plc fails to correct such events within a reasonable period (but in no event more than 30 days) after receiving such notice from the Executive. Good Reason shall mean, without the Executive's consent, (i) any material breach or violation by the Company or Perrigo Company plc of paragraph 1(c) (including, without limitation, if the ordinary shares of Perrigo Company plc cease to be publicly traded following its acquisition by or merger into another person, entity or group, the failure to appoint the Executive as President and Chief Executive Officer of the acquirer or entity resulting from such merger or, if applicable, the ultimate parent of such entity), (ii) the failure by the Company or Perrigo Company plc to pay the Executive any portion of his current compensation within ten (10) business days of the date such compensation is due or otherwise declared payable, (iii) a material diminution in the Executive's Salary or incentive compensation, including, without limitation, the failure by the Company or Perrigo Company plc to continue any incentive compensation plan in which the Executive participates that is material to his compensation, unless an equitable substitute plan or alternative plan is made available to the Executive, (iv) the failure by the Company or Perrigo Company plc to obtain a satisfactory agreement from any successor to the business of the Company or Perrigo Company plc to assume and agree to perform this Agreement, or (v) the failure by the Company or Perrigo Company plc to retain Executive as Chief Executive Officer of Perrigo Company plc.
4.            Section 5 of the Agreement ("Rights Upon Termination") is amended by restating paragraph 5(b)(i):
The Company shall pay the Executive an amount equal to 24 months of Salary and Target Bonus, at the rate in effect as of the Date of Termination (but without regard to any reduction that would entitle the Executive to terminate his employment for Good Reason), which shall be paid in regular payroll installments beginning on the first payroll date after the Date of Termination (except as required by paragraph 8 below); provided, however, subject to Section 8, if such termination occurs within two years following a Change in Control that qualifies as a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5), such amounts shall be paid in a lump sum on the 60th day following the Date of Termination;
5.            Section 5 of the Agreement ("Rights Upon Termination") is amended by adding a new paragraph (b)(iv) to read as follows:
(iv)            If the Executive elects health care continuation coverage under Section 4980B of the Code or other applicable law ("COBRA") for himself and his eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Date of Termination, for 18 months following the Date of Termination, or such shorter period determined in accordance with clause (ii) of this sentence (the "Continuation Period"), the Company shall pay the full premium cost of such coverage, based on the prevailing rate (the "Prevailing COBRA Rate") charged by the Company to persons who elect similar health care continuation coverage under COBRA (the "Health Care Benefits"); provided, however, that (i) the Health Care Benefits shall be reported by the Company as taxable income to the Executive to the extent reasonably determined by the Company to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code, and (ii) the Continuation Period shall cease at such time that the Executive is eligible to receive health care benefits under another employer-provided plan (but no repayment of any previously-paid premium shall be required).  In addition, the Company shall pay to the Executive on the first day of each of the first six months following the expiration of the Continuation Period an amount in cash equal to the Prevailing COBRA Rate for the coverage for the Executive and his eligible covered dependents which was in effect immediately prior to the expiration of the Continuation Period; provided, however, that no such payment shall be made following the time that the Executive is eligible to receive health care benefits under another employer-provided plan.

6.            Section 5 of the Agreement ("Rights Upon Termination") is amended by adding the following sentences to the end of paragraph 5(e):
In no event shall the Release require the Executive to release claims regarding employee benefits or rights to indemnification, nor shall the Release include restrictive covenants, including, without limitation, any regarding competition and solicitation of customers or employees.  Provided that the Release complies with this paragraph 5(e), if the Executive does not execute the Release, he shall be required to return any benefits described in paragraph 5(b) and 5(c) already provided.
7.            Section 6 of the Agreement ("Restrictive Covenants") is amended by restating the first sentence of paragraph 6(c) of the Agreement as follows:
In exchange for the consideration provided in this Agreement, Executive agrees that, during the Employment Term and for a period of two years after Executive's termination of employment with the Company for any reason other than the Executive's termination (i) pursuant to paragraph 4(f) of this Agreement (Termination by the Company without Cause) or (ii) as a result of or in any way related to a Change in Control, Executive will not, except with the prior written consent of the Board, directly or indirectly, engage in Competition.  For purposes of this paragraph, the Executive's termination of employment by action of the Company or its Affiliates (or any successor to the Company and its Affiliates) or by action of the Executive pursuant to paragraph 4(g) of this Agreement (Termination by the Executive for Good Reason), in either case prior to the two-year anniversary of a Change in Control, shall be deemed to be related to a Change in Control.

8.            Section 6 of the Agreement ("Restrictive Covenants") is amended by restating the first sentence of paragraph 6(d) of the Agreement as follows:
Executive further covenants and agrees that during the Employment Term and for a period of one year after the Date of Termination for any reason other than the Executive's termination (i) pursuant to paragraph 4(f) of this Agreement (Termination by the Company without Cause) or (ii) as a result of or in any way related to a Change in Control, Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit for employment any person who was an employee of the Company or an Affiliate at any time during the Employment Term for or on behalf of any employer other than the Company or an Affiliate for any position as an employee, independent contractor, consultant or otherwise.  For purposes of this paragraph, the Executive's termination of employment by action of the Company or its Affiliates (or any successor to the Company and its Affiliates) or by action of the Executive pursuant to paragraph 4(g) of this Agreement (Termination by the Executive for Good Reason), in either case prior to the two-year anniversary of a Change in Control, shall be deemed to be related to a change in control of the Company.
9.            Section 8 of the Agreement ("Section 409A of the Internal Revenue Code") is amended and restated as follows:
(a)            General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement
(b)            Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)            Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a "specified employee" for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive's separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive's separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the "Delayed Payment Date").  If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive's death.
10.            The Agreement is amended by adding the following as new Section 22:
22.            Legal Fees.  Following a Change in Control, the Company (including any successor to the Company following a Change in Control) will reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided under this Agreement (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).
11.            The Agreement is amended by adding the following as new Section 23:
23.            Treatment of Certain Payments.
(a)            Anything in the Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the "Agreement Payments") so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b)            If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 23 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Termination of Employment.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments that do constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm's determination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)            To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive's agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term "parachute payment" within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(d)            The following terms shall have the following meanings for purposes of this Section 23:
(i)            "Accounting Firm" shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive's consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(ii)            "Net After-Tax Receipt" shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(iii)            "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(iv)            "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to the Agreement or otherwise.
(v)            "Safe Harbor Amount" shall mean 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.
12.            Except as expressly provided herein, the Agreement shall remain unaltered and of full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment to the Employment Agreement has been duly executed by the parties as of the date written above.
EXECUTIVE	PERRIGO COMPANY
By:	By:
Joseph C. Papa	Name:
Compensation Committee Chair